Exhibit 8.1

[•], 20[•]
Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
Nissan Auto Lease Trusts
One Nissan Way
Franklin, Tennessee 37067

Re:	Nissan Auto Leasing LLC II Nissan-Infiniti LT Nissan Auto Lease Trusts Registration Statement on Form S-3 Registration No. 333-179056
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Auto Leasing LLC II (“NALL II” or the “Depositor”), a Delaware limited liability company and wholly-owned limited purpose subsidiary of Nissan Motor Acceptance Corporation, a California corporation (“NMAC”) and Nissan-Infiniti LT, a Delaware statutory trust in connection with the registration of $7,000,000,000 aggregate principal amount of asset-backed notes (the “Notes”) and asset-backed securities (the “Certificates”) pursuant to a Registration Statement on Form S-3 relating to the Notes and Certificates (Registration No. 333-170956, together with the exhibits and amendments thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) concurrently herewith under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder.
     As described in the Registration Statement, the Notes and the Certificates will be issued from time to time in series with each series being issue by a statutory trust (each, an “Issuing Entity”) to be formed by the Depositor pursuant to a trust agreement (each, a “Trust Agreement”) between the Depositor and the Owner Trustee (as defined in the related Trust Agreement). For each series, the Notes will be issued pursuant to an indenture (each, an “Indenture”) between the applicable Issuing Entity and the Indenture Trustee (as defined in the related Indenture) and the Certificates will be issued pursuant
BEIJING

CHARLOTTE

CHICAGO

GENEVA

HONG KONG

LONDON

LOS ANGELES

MOSCOW

NEW YORK

NEWARK

PARIS

SAN FRANCISCO

SHANGHAI

WASHINGTON, D.C.

Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
Nissan Auto Lease Trusts
[•], 20[•]

to the related Trust Agreement. Capitalized terms used herein without definition have the meanings given to such terms in the Registration Statement.
     We generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and Certificates and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, the form of Indenture (including the form of Notes included as an exhibit thereto) and the form of Trust Agreement (including the form of Certificate included as an exhibit thereto). In addition, we have assumed that the Indenture and the Trust Agreement with respect to each series will be executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under such documents in fact occur in accordance with the terms thereof.
     Based on the foregoing, we hereby confirm that, if we are acting as tax counsel with respect to an issuance of Notes and Certificates, the statements set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus and in the form of Prospectus Supplement forming part of the Registration Statement, to the extent that they constitute matters of law or legal conclusions, are correct and, to the extent such statements constitute a summary of the legal matters or documents referred to therein, are accurate and fairly present the information required to be shown.
     Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinion. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.
     This opinion letter is furnished by us as special tax counsel for the Depositor, NMAC and the Issuing Entity and may be relied upon by you only in connection with the transactions contemplated by the Indenture or the Trust Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in laws.

Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
Nissan Auto Lease Trusts
[•], 20[•]

     This opinion letter is based on the facts and circumstances set forth in the Prospectus, the forms of Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates series of Notes with numerous different characteristics and the Prospectus, form of Prospectus Supplement and the operative documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
WINSTON & STRAWN LLP